Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   ♦   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR RELEASE IMMEDIATELY	ROBERT I. WEBBER
808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2007 2nd QUARTER RESULTS

Kahului, Hawaii, August 3, 2007…. Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported a net loss of $3.5 million ($.44 per basic share) for the second quarter of 2007 compared to a net loss of $2.6 million ($.36 per basic share) for the second quarter of 2006.  Consolidated revenues for the second quarter of 2007 were $38.7 million compared to $33.6 million for the second quarter of 2006.  For the first half of 2007, the Company reported net income of $12.2 million ($1.59 per basic share) compared to net income of $11.2 million ($1.54 per basic share) for the same period in 2006.  Consolidated revenues for the first six months of 2007 were $99.7 million compared to $92.5 million for the first six months of 2006.

For both the second quarter and the first half of 2007, increased revenues and operating profit from the Community Development segment were offset by increased operating losses from the Agriculture and Resort segments, including charges of approximately $8 million in June 2007 related to the restructuring of the Company’s pineapple operations.

In April 2007, the Company announced that it would cease substantially all canning and processing of solid-pack pineapple products, although it will continue to produce a small volume through the end of 2007.  As a result of this restructuring, the Company incurred losses on the disposition of equipment, material and supplies, employee severance charges, supply contract losses, and adjustments to cost of sales as fixed costs were distributed over lower projected sales volumes.  The Company will continue to process pineapple juice and will extend its fresh fruit line to include products for institutional accounts.

“Maui Pineapple Company’s exit from the canned pineapple business dominated results for the second quarter,” said David C. Cole, Chairman, President, and CEO.  “In addition to severance and pension charges, restructuring costs included adjustments to standard costing and purchase supply agreements.  We anticipate additional charges related to this action through the remainder of the year.”

The Community Development segment reported an operating profit of $8.1 million for the second quarter of 2007 compared to $707,000 for the second quarter of 2006.  Revenues from this operating segment increased by $8.6 million to $16.1 million for the second quarter of 2007 compared to $7.5 million for the second quarter of 2006.  Increased revenues and operating profit for the second quarter of 2007 resulted from sales of lots at Honolua Ridge Phase II, the sale of a non-core land parcel, and income from Kapalua Bay Holdings LLC.  The Community Development segment reported an operating profit of $37.2 million for the first six months of 2007 compared to $24.1 million for the first six months of 2006.  Revenues from this operating segment increased by $13.7 million to $51.3 million for the first half of 2007 compared to $37.6 million for the first half of 2006.  For the first half of 2007, operating profit also included $24.8 million from the sale of the land underlying the Ritz-Carlton, Kapalua hotel in March 2007.

The Resort segment reported an operating loss of $2.8 million for the second quarter of 2007 compared to an operating loss of $1.9 million for the second quarter of 2006.  Resort segment revenues were $8.9 million or 22% lower for the second quarter of 2007 compared to the second quarter of 2006.  The Resort segment reported an operating loss of $3.7 million for the first six months of 2007 compared to an operating loss of $1.4 million for the first six months of 2006.  Resort segment revenues were $20.6 million or 16% lower for the first six months of 2007 compared to the same period in 2006.  The closure of the Village Course at the end of February 2007 and a reduction in retail space between the comparable periods of 2007 and 2006 were largely responsible for the lower results in 2007.

Revenues for the Agriculture segment in the second quarter of 2007 were $13.2 million or 8% lower than the second quarter of 2006, primarily due to a decrease in processed fruit sales.  The Agriculture segment produced an operating loss of $10.6 million for the second quarter of 2007 compared to an operating loss of $3.4 million for the second quarter of 2006, including approximately $8 million of restructuring charges as mentioned above.  The Agriculture segment produced an operating loss of $13.0 million for the first six months of 2007 compared to an operating loss of $5.7 million for the first six months of 2006.  Revenues for the first six months of 2007 were $27.0 million or 11% lower than the first six months of 2006, primarily due to a reduction in sales of processed products.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2007	2006	2007	2006
Revenues
Community Development	$16,108	$7,515	$51,342	$37,602
Resort	8,911	11,435	20,566	24,365
Agriculture	13,224	14,341	26,970	30,264
Other	447	290	795	302
Total Operating Revenues	$38,690	$33,581	$99,673	$92,533

Operating Profit (Loss)
Community Development	$8,116	$708	$37,211	$24,071
Resort	(2,766)	(1,856)	(3,670)	(1,426)
Agriculture	(10,595)	(3,427)	(12,991)	(5,725)
Other	(6)	1	(35)	(242)
Total Operating Profit (Loss)	(5,251)	(4,574)	20,515	16,678
Interest Expense	(333)	—	(1,044)	(29)
Interest Income	350	511	641	812
Income Tax (Expense) Benefit	1,724	1,463	(7,908)	(6,286)

Net Income (Loss)	$(3,510)	$(2,600)	$12,204	$11,175

Earnings Per Common Share
Basic	$(0.44)	$(0.36)	$1.59	$1.54
Diluted	$(0.44)	$(0.36)	$1.58	$1.52

Average Common Shares Outstanding
Basic	7,925,228	7,256,800	7,674,202	7,255,806
Diluted	7,925,228	7,256,800	7,745,694	7,352,414

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.